FORM 8-K/A PRIVATE

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) August 14, 1998.



                          HIGH PLAINS CORPORATION

            (Exact name of registrant as specified in its charter)


Kansas                                                                #1-8680
(State or other jurisdiction of                              (Commission File
incorporation)                                                        Number)



200 W. Douglas                                                    #48-0901658
Suite #820                                                      (IRS Employer
Wichita, Kansas 67202                                     Identification No.)
(Address of principal
executive offices)


                               (316) 269-4310
                      (Registrant's telephone number)


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Item  5  Other Information

Wichita, Kansas - August 14, 1998 - High Plains Corporation today announced 4th quarter and fiscal 1998 results, including details of fiscal 1998 4th quarter write-offs. These accelerated write-offs result in losses of $.32 per share for the quarter, as shown in the following table. The Company's diluted per share numbers are the same as its basic per share figures, both for the quarter, and for the fiscal year ending June 30, 1998.


                                     FINANCIAL HIGHLIGHTS

                             Three Months Ended             Years Ended
                                  June 30,                    June 30,
                             1998         1997           1998         1997


Sales                     $21,508,906  $24,422,505    $84,863,782  $63,121,509

Net (Loss) Earnings       $(5,069,793) $   130,897    $(3,592,930) $ 1,733,291
Diluted (Loss)
 Earnings per share       $      (.32) $       .01    $      (.22) $       .11
Diluted Shares
 Outstanding               16,017,872   16,022,559     16,095,434   16,087,412


The year end financials include approximately $2 million in expense incurred when the Company decided to liquidate grain future positions which were committed in December and January of fiscal 1998. These positions were taken on approximately 30% of the Company's projected grain needs as part of the Company's risk management program. Grain prices have steadily declined since that time, and are currently approaching record low levels. Gary R. Smith, High Plains Chief Executive Officer, said "The Company is closely monitoring both its price and basis positions to lock in advantageous prices for the next 12 months or longer. Management also elected to take certain additional write-offs as a part of our year-end closing adjustments and we are pleased to begin fiscal 1999 with a clean slate," said Mr. Smith. "By putting past problems behind us, we can focus on the numerous opportunities ahead."

Smith further stated, "The ethanol industry has been recently strengthened by the extension of it's Federal Excise Tax Credit to the year 2007, and by continued progress of California state legislation which could significantly expand ethanol marketing opportunities in that state. These positive events allow us to focus on our own efficiencies and work toward more cost-effective production."

Since Smith joined High Plains in April of 1998, the Company has adopted and begun implementation of a strategic plan designed to control costs, and to maximize profitability and long-term growth. One aspect of the plan focuses on higher productivity and yields at each of High Plains' three ethanol manufacturing facilities. As an example of these on going efforts, Smith cited a pending agreement with Genencor International of Rochester, N.Y. to develop an enzyme program which would maximize yields.

Smith also voiced a renewed commitment to sales. "Sales are stronger going forward and we are focusing more attention on personal meetings with customers to better assess and serve their needs," Smith said. "After our planned annual downtime in August and September for scheduled plant maintenance, we expect better and more consistent sales margins." "While grain costs have gone down, fuel ethanol prices have increased as we approach the winter oxygenate fuel season" he continued. "At the same time recent additions to the Company's primary product of fuel grade ethanol have included additional refined ethanol products, and CO2. During fiscal 1998 High Plains introduced the sale of a more highly distilled "Grain Neutral Spirits" product from its York, Nebraska plant. In July of 1998, the Company also began to capture and sell the CO2 by-product from the York plant. These changes, along with longer term contracts and additional production from our new Portales, New Mexico plant, should lead us to record sales in fiscal 1999." As the seventh largest U.S. producer of ethanol, High Plains plans to convert 27 million bushels of corn and milo into
67.5 million gallons of ethanol this fiscal year.

"We believe our shareholders' confidence in High Plains will be rewarded," Smith said. "The need for efficient, environmentally sound alternative fuels is strong. This industry need, coupled with our new products, more diversified markets, and significantly lower grain costs, gives us the opportunity to return to profitability."

"Although our internal budgets for fiscal 1999 project a breakeven first quarter due to maintenance down-time and expenses at all 3 plants for their annual refurbishment, second and third quarter earnings should be stronger. Based upon ethanol prices which we are currently contracting and the continuing decline in grain prices, we have the key elements in place for a profitable 1999."

A conference call is being held by High Plains at 4:00 Eastern Standard Time on Monday, August 17, 1998, to discuss these issues and others relevant to the Company. To participate in the call, dial 800-227-9428 approximately 15 minutes prior to its starting time, and ask for conference call ID# V532.

Based in Wichita, Kansas, High Plains Corporation (NASDAQ:HIPC) is among the Nation's largest producers of ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.


This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the Company without charge.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date     August 14, 1998                            HIGH PLAINS CORPORATION

                                                    /s/Gary R. Smith
                                                    Chief Executive Officer